Exhibit 10.14

KENNETH P. MUELLER
EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of February 11, 2011 by and between Metalico, Inc., a Delaware corporation (the “Employer”), and Kenneth P. Mueller (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Employer desires to employ the Executive, and Executive desires to be employed by Employer, as the Chief Operating Officer of the Employer’s Ferrous and Nonferrous Scrap Metal Recycling Division or other title as directed, subject to the direction and control of the Employer, upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

§1. Definitions.

For the purposes of this Agreement, the following terms have the meanings specified or referred to in this §1:

“Annual Adjustment” for any given year means an amount equal to the product of (x) the Executive’s Salary for the immediately preceding year times (y) the applicable CPI Multiplier.

“Arbitration Referral Period” has the meaning set forth in §9(o) below.

“Basic Compensation” means Salary and Benefits.

“Benefits” has the meaning set forth in §3(a)(ii) below.

“Board” means the board of directors of the Employer.

“Cause” has the meaning set forth in §6(c) below.

“Change in Control” has the meaning set forth in §6(e)(iii) below.

“Confidential Information” means any and all information concerning the business and affairs of the Employer that is not generally available to the public, including, without limitations:

(i) trade secrets concerning the business and affairs of the Employer, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the laws of the State of New Jersey; and

(ii) information concerning the business and affairs of the Employer (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and

(iii) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer containing or based, in whole or in part, on any information included in the foregoing.

“CPI Multiplier” means the most recently calculated and published change, expressed as a percentage, in the Consumer Price Index for urban wage earners and clerical workers, U.S. City Average, All Items (1982-1984=100) published by the United States Department of Labor, Bureau of Labor Statistics or the most recent successor of that index (the “CPI”) from the second most recent third-quarter average to the most recent third-quarter average; provided, however, that if the change in the CPI for any measuring period is greater than 3.5%, then the CPI Multiplier as determined from such change shall be 3.5%. For avoidance of confusion, the Employer and the Executive acknowledge and agree that the change in the CPI contemplated under this definition is the change announced annually in October by the U.S. Social Security Administration.

“Disability” has the meaning set forth in §6(b) below.

“Effective Date” means February 21, 2011.

“Executive Invention” means any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a semiconductor product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Executive, either solely or in conjunction with others, during the Employment Period, or a period that includes a portion of the Employment Period, that relates in any way to the business then being conducted or proposed to be conducted by the Employer, and any such item created by the Executive, either solely or in conjunction with others, following termination of the Executive’s employment with the Employer, that is based upon or uses Confidential Information.

“Employment Period” means the term of the Executive’s employment under this Agreement as set forth in §2(b).

“Good Cause” has the meaning set forth in §6(e)(iii) below.

“Non-Competition Territory” means, collectively, (a) a one-hundred-fifty-mile (150) radius around each and every operating location of the Employer and its affiliates and (b) the Greater New York metropolitan area.

“person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

“Post-Employment Period” means a period of time, determined as of and commencing on the last day of the Executive’s employment by the Employer or any affiliate of the Employer, equal to the lesser of (a) one-half of the duration of such employment of the Executive and (b) three years. By way of example and for the avoidance of confusion, the Employer and the Executive agree that: (i) if the Executive is so employed for a period of one year, then “Post-Employment Period” will mean six months; (ii) if the Executive is so employed for a period of three years, then “Post-Employment Period” will mean eighteen months; and (iii) if the Executive is so employed for a period of eight years, then “Post-Employment Period” will mean three years.

“Proprietary Items” has the meaning set forth in §7(b)(i)(D) below.

“Salary” has the meaning set forth in §3(a) below.

“Termination Date” has the meaning set forth in §2(b) below.

§2. Employment Terms and Duties.

(a) Employment. The Employer hereby employs the Executive as Chief Operating Officer of the Employer’s Ferrous and Nonferrous Scrap Metal Recycling Division, and the Executive hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement. The Executive will report directly to the President and Chief Executive Officer and the Executive Vice President of the Employer.

(b) Term. Subject to the provisions of §6, the term of the Executive’s employment under this Agreement will be three (3) years, beginning on the Effective Date and ending on the day before the third (3rd) anniversary of the Effective Date (the “Termination Date”).

(c) Duties. The Executive will have such supervisory and management-level duties as are assigned or delegated to the Executive by the Board or Chief Executive Officer of the Employer. Without limiting the generality of the foregoing, Executive will have primary managerial responsibility for Employer’s scrap metal operations, including management of the internal operations of the Employer’s scrap metal business. The Executive will work closely with the General Managers of the Employer’s operating scrap subsidiaries on buyers’ scrap practices and pricing, sales and marketing, including:

(i) Inventory control and sales strategies;

(ii) (iii) (iv)	Employee/HR matters; Creation and improvement of operating policies and procedures; and Coordination and promotion of intercompany buy/sell programs.

The Executive will devote his entire business time, attention, skill, and energy exclusively to the business of the Employer. In addition, the Executive will use his best efforts to promote the success of the Employer’s business and will cooperate fully with the Board in the advancement of the best interests of the Employer. Nothing in this §2(c), however, will prevent the Executive from engaging in additional activities relating to personal investments and community affairs, provided that such activities are not inconsistent with the Executive’s duties under the terms provided in this Agreement.

§3. Compensation.

(a) Salary.

(i) General. The Executive will be paid an annual salary commencing on the Effective Date of $300,000, subject to adjustment as provided in §3(a)(ii) below (the “Salary”), which will be payable in equal periodic installments according to the Employer’s customary payroll practices, but no less frequently than monthly. The Employer agrees that during the term of this Agreement the Executive’s Salary will not be reduced below its then-current level unless a salary reduction is imposed by the Employer or Metalico generally on a group-wide basis as a result of financial difficulty, in which case the Executive will be subject to the same salary reduction as other employees of the Employer or Metalico within the identified group.

(ii) Annual Increases. The Executive will be entitled to an annual increase in Salary, effective as of each anniversary of the Effective Date, equal to the Annual Adjustment.

(b) Bonuses; Annual Review. The Employer will provide the Executive with an annual review of his and the Employer’s Scrap Metal Recycling Division’s performance on or about each anniversary of the Effective Date. The Executive will be eligible for an annual performance bonus for each year in a range of 20% to 60% of the Executive’s Salary for the year or portion thereof discussed in such annual review, the exact bonus to be based on such performance. Each annual bonus will be payable in accordance with the customary bonus policy of the Employer or Metalico in effect at the time such payment is made.

(c) Benefits. The Executive will, during the Employment Period, be permitted to participate in such stock option, pension, profit sharing, 401(k), life insurance, hospitalization, major medical, dental, disability, and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Executive and his dependants are eligible under the terms of those plans (collectively, the “Benefits”); provided, however, that at a minimum the Employer will provide the Executive with participation in stock option, pension, medical and all other benefit plans consistent with such plans offered to manager-level employees of the Employer. The Employer will provide in the Executive’s name term life insurance in the face amount of not less than Five Hundred Thousand Dollars ($500,000), payable to the beneficiary or beneficiaries of the Executive’s choice.

(d) Moving Allowance, Living Expenses, Initial Options and Restricted Stock. As inducements to the Executive to accept employment hereunder:

(i) The Employer agrees to pay to the Executive a one-time relocation and home search allowance equal to the actual amount of the Executive’s relocation and home search costs, payable (in either single or multiple draws) after the commencement of employment within five days of the Employer’s receipt of evidence of the Executive’s actual relocation and home search costs justifying such amounts with appropriate back-up, using a direct billing arrangement to the Employer. The Employer and the Executive agree to use their respective best efforts to minimize such relocation and home search costs.

(ii) The Employer agrees to reimburse the temporary living expenses of the Executive and his family in the Ohio Valley, using a direct billing arrangement to the Employer, for a period to be determined by the parties commencing on the Effective Date.

(iii) The Employer agrees to provide for a grant of 20,000 options for the Employer’s common stock, vesting monthly over three years with a five-year term commencing on the date of grant (which shall be no later than the Effective Date) pursuant to an Option Agreement to be executed by the Employer and the Executive. Such options will bear a per-share exercise price equal to the lower of (a) $5.50 and (b) the closing price for the Employer’s stock on the NYSE Amex as of the trading day before the Effective Date. Notwithstanding anything herein to the contrary, any grant of options and any Option Agreement executed by the parties will be null and void and of no further force or effect if the Executive fails to commence employment with the Employer on the Effective Date.

(iv) The Employer agrees to provide twelve (12) equal consecutive grants of four thousand (4,000) shares of its common stock , such grants to be made quarterly commencing on the date occurring three months after the Effective Date and on the last day of each quarterly period occurring three, six, and nine months thereafter until the earlier to occur of (A) the Employee has received all twelve grants contemplated hereunder for an aggregate of forty-eight thousand (48,000) shares of common stock, and (B) the termination of the Executive’s employment by the Employer. All such shares will be fully vested upon grant. Notwithstanding anything herein to the contrary, no grant of stock will be made hereunder if the Executive fails to commence employment with the Employer on the Effective Date, and no additional grants of stock will be made hereunder as of and after any termination of the Executive’s employment by the Employer.

§4. Facilities and Expenses.

(a) Facilities. The Employer will furnish the Executive with such office space, equipment, supplies, and such other facilities and personnel as appropriate for the performance of the Executive’s duties under this Agreement. The Executive will relocate to a suitable location in the Ohio Valley within a reasonable period of time after the Effective Date.

(b) Vehicle. The Employer will provide to Executive a monthly automobile allowance of $600 and full automobile insurance coverage.

(c) Expenses. The Employer will reimburse the Executive for all reasonable and necessary out-of-pocket expenses incurred by the Executive in connection with the performance of services under this Agreement, subject to any recordkeeping, reporting or similar requirements imposed pursuant to policies and procedures of the Employer in effect from time to time. The Employer may, at its option, reimburse the Executive for the costs and expenses of cell phone and BlackBerry service or provide the Executive with a cell phone and BlackBerry to be billed directly to the Employer. All rights and obligations under this §4(c) will be consistent with the general policies of the other affiliates of the Employer.

§5. Vacations and Holidays.

The Executive will be entitled to five (5) weeks paid vacation each calendar year in accordance with the vacation policies of the Employer in effect for its executive officers from time to time. Vacation must be taken by the Executive at such time or times as will be determined to be mutually convenient for both the Executive and the Employer. The Executive will also be entitled to the paid holidays and other paid leave set forth in the Employer’s policies. Vacation days and holidays during any year that are not used by the Executive during such year may not be used in any subsequent year.

§6. Termination.

(a) Termination upon Death. If the Executive dies during the Employment Period, this Agreement will terminate, except that the representative of the Executive’s estate will be entitled to receive the compensation herein provided for the month in which death occurs, together with all amounts accrued and payable under §§3 and 5 hereof, except as otherwise stated herein.

(b) Termination upon Disability. If during the Employment Period, the Executive becomes physically or mentally disabled, whether totally or partially, so that the Executive is unable substantially to perform his services hereunder for (i) a period of six consecutive months, or (ii) for shorter periods aggregating six months during any consecutive twelve month period (the Executive’s disability for such period “Disability”), the Employer may, at its option, at any time after the last day of the six consecutive months of Disability or the day on which such shorter periods of Disability during any consecutive twelve month period equal an aggregate of six months, by written notice to the Executive, terminate the Employment Period. Nothing in this §6(b) will be deemed to extend the Employment Period. Upon such termination, the Executive will be entitled to receive within 30 days the compensation herein provided for the month in which termination of the Executive as a result of Executive’s Disability occurs, together with amounts accrued and payable under §§3 and 5 hereof, except as otherwise stated herein.

(c) Termination for Cause. If the Executive (i) neglects his duties hereunder and such neglect is not discontinued promptly after written notice thereof; or (ii) commits an act of fraud against, or the misappropriation of property belonging to, the Employer or any affiliate of the Employer or an act of dishonesty materially affecting the business or affairs of the Employer or any affiliate of the Employer or which is materially injurious to the Employer or any affiliate of the Employer; or (iii) appropriates (or attempts to appropriate) a material business opportunity of the Employer or any affiliate of the Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer or any affiliate of the Employer; or (iv) is convicted of or pleads “guilty” or “no contest” to any felony or act of moral turpitude, other than an automobile-related or support-related action or proceeding; or (v) fails or refuses to comply with the reasonable written policies of the Employer or directives of the executive officers of the Employer that are not inconsistent with his position and such failure is not discontinued promptly after written notice thereto; or (vi) breaches affirmative or negative covenants or undertakings hereunder and such breach is not remedied promptly; or (vii) fails or refuses to comply with the written policies of Metalico, including, without limitation, the Metalico Code of Business Conduct and Ethics and the Metalico Insider Securities Trading Policy (the terms of clauses (i) through (vii) of this §6(c) referred to collectively as “Cause”); then the Employer may at any time, by not less than ten (10) days written notice to the Executive, terminate the Employment Period. Except for accrued and unpaid salary and vacation (which will be paid within 30 days of termination) together with accrued and vested options to the date of termination, the Executive will have no right to receive unvested options, grants or any compensation or benefits from the Employer hereunder.

(d) Termination by the Employer Without Cause. If the Executive’s employment hereunder is terminated by the Employer without Cause prior to the end of the Employment Period, the Employer will continue to pay to the Executive, as liquidated damages and not as a penalty, all Salary to which the Executive would otherwise have been entitled hereunder for the period of twelve (12) months commencing on the date of termination. It is expressly understood and agreed that the Executive will not be obligated to mitigate the damages caused by a termination of this employment for which he could be entitled to such liquidated damages. It is further expressly agreed and understood that said payments of liquidated damages will be in complete satisfaction of any and all claims, liabilities and damages of any nature whatsoever against the Employer or its affiliates relating to or growing out of the Executive’s employment or the Employer’s termination without Cause of the Executive’s employment, except as otherwise stated herein. Upon any termination by the Employer without Cause, all unvested options and stock grants granted the Executive will immediately be 100% fully vested. No options or stock grants will be forfeited as a result of such termination.

(e) Voluntary Termination.

(i) General. In the event the Executive voluntarily terminates his employment with the Employer, other than for Good Reason as provided in §6(e)(ii), during or after the Employment Period, the Executive will have no right to receive any compensation or benefit from the Employer hereunder, except for accrued and unpaid compensation due on the date of such termination (which will be paid within 30 days of such termination) and reimbursement of appropriately documented expenses incurred prior to the date of such termination (which will be paid in accordance with the Employer’s reimbursement procedures as then in effect), except as otherwise expressly stated herein.

(ii) Good Reason. In the event the Executive voluntarily resigns from his employment with the Employer during the Employment Period for Good Reason (as hereinafter defined), the Executive will be entitled to all compensation and benefits provided under §6(d) as though such resignation were deemed to be a termination thereunder.

(iii) Definitions.

“Change in Control” means the occurrence of: (A) the acquisition at any time by a “person” or “group” (as those terms are used in Sections 13(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, the Employer or any subsidiary or any employee benefit plan of the Employer or any subsidiary) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing 50% or more of the combined voting power in the election of directors of the then-outstanding securities of the Employer or Metalico or any successor of the Employer or Metalico; (B) the termination of service as directors, for any reason other than death or disability, from the Board of Directors of the Employer, during any period of two (2) consecutive years or less, of individuals who at the beginning of such period constituted a majority of the Board, unless the election of or nomination for election of each new director during such period was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the period; (C) approval by the stockholders of the Employer or Metalico of any merger or consolidation or statutory share exchange as a result of which the common stock of Employer or Metalico shall be changed, converted or exchanged (other than a merger or share exchange with a wholly-owned subsidiary of Metalico) or liquidation of the Employer or Metalico or any sale or disposition of 50% or more of the assets or earning power of the Employer or Metalico except for a tax free distribution of any portion of the Employer to its shareholders; or (D) approval by the stockholders of the Employer or Metalico of any merger or consolidation or statutory share exchange to which the Employer or Metalico is a party as a result of which the persons who were stockholders of the Employer or Metalico immediately prior to the effective date of the merger or consolidation or statutory share exchange shall have beneficial ownership of less than 50% of the combined voting power in the election of directors of the surviving corporation following the effective date of such merger or consolidation or statutory share exchange. “Change in Control” shall not include any reduction in ownership by the Employer of a subsidiary of the Employer or any other entity designated by the Board in which the Employer owns at least a 50% interest (including, but not limited to, partnerships and joint ventures.)

“Good Reason” means the occurrence, without the Executive’s prior written consent, of any of the following events:

(A) a substantial reduction of the Executive’s duties, responsibilities, or status as a manager (except temporarily during any period of disability), or the Executive being required to report to any person or persons other than the Board , the President and Chief Executive Officer of the Employer, or the Executive Vice President of the Employer, provided that, if the Executive retains similar title, authority, and status with the Employer or any entity that acquires the Employer (or any affiliate or subsidiary of such entity) following a Change in Control, the parties agree that any change in the title of the Executive shall not constitute a significant reduction of the Executive’s duties and authorities hereunder;

(B) a breach by the Employer of any material term of this Agreement; or

(C) a significant change in the Employer’s operating approach, methods, tactics, or philosophy following a Change in Control;

provided that a termination by the Executive with Good Reason will be effective only if the Executive delivers a notice of termination for Good Reason to the Employer, and the Employer within sixty (60) days following its receipt of such notification has failed to cure the circumstances giving rise to Good Reason.

§7. Non-Disclosure Covenant; Executive Inventions.

(a) Acknowledgments by the Executive. The Executive acknowledges that (i) during the Employment Period and as a part of his employment, the Executive will be afforded access to Confidential Information; (ii) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; (iii) because the Executive possesses substantial technical expertise and skill with respect to the Employer’s business, the Employer desires to obtain exclusive ownership of each Executive Invention, and the Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Executive Invention; and (iv) the provisions of this §7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Employer with exclusive ownership of all Executive Inventions.

(b) Agreements of the Executive. In consideration of the compensation and benefits to be paid or provided to the Executive by the Employer under this Agreement, the Executive covenants as follows:

(i) Confidentiality.

(A) During the Employment Period and the Post-Employment Period, the Executive will hold in confidence the Confidential Information and will not disclose it to any person except (I) with the specific prior written consent of the Employer, (II) as required in connection with the performance of his duties hereunder, (III) as necessary to comply with any legal process, provided that the Executive will provide the Employer with prompt notice of such legal process and the documents requested (unless such disclosure is prohibited by the terms of the applicable process) so that the Employer may seek an appropriate protective order and/or waive the Executive’s compliance with the provisions of this Agreement, or (IV) as otherwise expressly permitted by the terms of this Agreement.

(B) Any trade secrets of the Employer will be entitled to all of the protections and benefits under any trade secrets law as adopted by the State of New Jersey and any other applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Executive hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

(C) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that: (I) can be demonstrated to have been in the public domain prior to the date hereof; (II) subsequently becomes part of the public domain by publication or otherwise and not due to any unauthorized act or omission on the Executive’s part; (III) was supplied to the Executive by a third party who did not obtain it from Employer under any obligation of confidentiality and who discloses the information or data without restriction as to the confidential treatment thereof; (IV) can be demonstrated to have been known to the Executive from a source other than the Employer or its agents or representatives at the time it was received from the Employer; or (V) is required to be disclosed as part of any legal process, provided that the Executive will provide the Employer with prompt notice of such legal process and the documents requested (unless such disclosure is prohibited by the terms of the applicable process) so that the Employer may seek an appropriate protective order and/or waive the Executive’s compliance with the provisions of this Agreement.

(D) The Executive will not remove from the Employer’s premises (except to the extent such removal is for purposes of the performance of the Executive’s duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). The Executive recognizes that, as between the Employer and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Employer. Upon termination of this Agreement by either party, or upon the request of the Employer during the Employment Period, the Executive will return to the Employer all of the Proprietary Items in the Executive’s possession or subject to the Executive’s control, and the Executive will not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

(ii) Executive Inventions. Each Executive Invention will belong exclusively to the Employer. The Executive acknowledges that all of the Executive’s writing, works of authorship, and other Executive Inventions are works made for hire and the property of the Employer, including any copyrights, patents, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Executive hereby assigns to the Employer all of the Executive’s right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Executive Inventions. The Executive covenants that he will promptly:

(A) disclose to the Employer in writing any Executive Invention;

(B) assign to the Employer or to a party designated by the Employer, at the Employer’s request and without additional compensation, all of the Executive’s right to the Executive Invention for the United States and all foreign jurisdictions;

(C) execute and deliver to the Employer such applications, assignments, and other documents as the Employer may request in order to apply for and obtain patents or other registrations with respect to any Executive Invention in the United States and any foreign jurisdictions;

(D) sign all other papers necessary to carry out the above obligations; and

(E) give testimony and render any other assistance but without expense to the Executive in support of the Employer’s rights to any Executive Invention.

(c) Disputes or Controversies. The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. The Executive and the Employer will use their best efforts to cause all pleadings, documents, testimony, and records relating to any such adjudication to be maintained in secrecy and to be available for inspection by the Employer, the Executive, and their respective attorneys and experts, and the Executive and the Employer will use their best efforts to cause their respective attorneys and experts to agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by such attorneys and experts in writing.

§8. Non-Competition and Non-Interference.

(a) Acknowledgments by the Executive. The Executive acknowledges that: (i) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (ii) the Employer competes with other businesses that are or could be located in any part of the United States; and (iii) the provisions of this §8 are reasonable and necessary to protect the Employer’s business.

(b) Covenants of the Executive. In consideration of the acknowledgments by the Executive, and in consideration of the compensation and benefits to be paid or provided to the Executive by the Employer, the Executive covenants that he will not, directly or indirectly:

(i) during the Employment Period, except in the course of his employment hereunder, and, except as provided below, during the Post-Employment Period, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Executive’s name or any similar name to, lend the Executive’s credit to or render services or advice to, any business whose products or activities compete in whole or in part with the business of the Employer in the Non-Competition Territory; provided, however, that the Executive may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under §12(g) of the Securities Exchange Act of 1934, and provided further that nothing herein will limit the Executive’s equity ownership in the Employer or Metalico;

(ii) whether for the Executive’s own account or for the account of any other person, at any time during the Employment Period or the Post-Employment Period, solicit business of the same or similar type being carried on by the Employer, from any person known by the Executive to be a customer of the Employer, whether or not the Executive had personal contact with such person during and by reason of the Executive’s employment with the Employer;

(iii) whether for the Executive’s own account or the account of any other person at any time during the Employment Period and the Post-Employment Period, (A) solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of the Employer at any time during the Employment Period or in any manner induce or attempt to induce any employee of the Employer to terminate his employment with the Employer; or (B) interfere with the Employer’s relationship with any person, including any person who at any time during the Employment Period was an employee, contractor, supplier, or customer of the Employer ; or

(iv) at any time during or after the Employment Period, disparage Metalico, the Employer, or any of their respective shareholders, directors, officers, employees, affiliates, or agents.

If any covenant in this §8(b) is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive.

The period of time applicable to any covenant in this §8(b) will be extended by the duration of any violation by the Executive of such covenant, provided that such period will not be extended solely by an allegation of a violation that is not reasonably substantiated or a violation that is expressly waived by the Employer.

The Executive will, while the covenant under this §8(b) is in effect, give notice to the Employer, within ten days after accepting any other employment, of the identity of the Executive’s employer. The Employer or any affiliate of the Employer may notify such employer that the Executive is bound by this Agreement and, at the Employer’s election, furnish such employer with a copy of this Agreement or relevant portions thereof.

§9. General Provisions.

(a) Injunctive Relief and Additional Remedy. The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of §§7 and 8) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights, at law or in equity, it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement and the Employer will not be obligated to post bond or other security in seeking such relief.

(b) Covenants of §§7 and 8 Are Essential and Independent Covenants. The covenants by the Executive in §§7 and 8 are essential elements of this Agreement. The Executive’s covenants in §§7 and 8 are independent covenants and the existence of any claim by the Executive against the Employer under this Agreement or otherwise, or against any affiliate of the Employer, will not excuse the Executive’s breach of any covenant in §§7 or 8. If the Executive’s employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in §§7 and 8.

(c) Representations and Warranties by the Executive. The Executive represents and warrants to the Employer that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (i) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (ii) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

(d) Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

(f) Binding Effect; Delegation of Duties Prohibited. This Agreement will inure to the benefit of, and will be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred, provided that any such successor-in-interest or transferee agrees to comply with and be bound by all of the terms and conditions of this Agreement. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated.

(g) Employer Policies. The Executive understands and agrees that, as an employee of the Employer, the Executive is and will be subject to the policies and procedures of the Employer, expressly including without limitation the Metalico, Inc. Code of Business Conduct and Ethics and the Metalico, Inc. Insider Securities Trading Policy.

(h) Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder will be in writing and will be deemed given only if delivered as hereinafter provided, as follows:

If to the Employer, to:	METALICO, INC.
186 North Avenue East Cranford, New Jersey 07016 Attention:President Telephone:(908) 497-9610 Fax: (908) 497-1097 Email:
If to the Executive, to:	KENNETH P. MUELLER

,

Telephone: Fax: Email:	( ) ( )

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Each such notice, request or other communication will be given (i) by hand delivery, (ii) by U.S. mail, (iii) by nationally recognized courier service, or (iv) by facsimile, receipt confirmed. Each such notice, request or communication will be effective (i) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this §9(h) (or in accordance with the last unrevoked written direction from such party), (ii) if sent by mail, three (3) days after deposit therein, and (iii) if given by facsimile when such facsimile is transmitted to the facsimile number specified in this Section (or in accordance with the latest unrevoked written direction from such party), and the appropriate confirmation is received. All notices, requests, demands, claims, and other communications hereunder will be in writing.

(i) Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

(j) Governing Law. This Agreement will be governed by the laws of the State of New Jersey without regard to conflicts of laws principles.

(k) Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

(l) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(m) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

(n) IRS §409A Compliance. Any payments made pursuant to this Agreement will be subject to any tax or similar withholding requirements under applicable federal, state or local employment or income tax laws or similar statutes or other provisions of law then in effect. This Agreement is intended to comply with the requirements of Section 409A of the U.S. Internal Revenue Code, as amended (the “Code”) and the regulations thereunder (“Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision will be interpreted in a manner so that no payment due to the Executive hereunder will be deemed subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. For purposes of Section 409A, each payment made under this Agreement will be treated as a separate payment. Notwithstanding anything contained herein to the contrary, the Executive will not be considered to have terminated employment with the Employer for purposes of this Agreement unless the Executive has incurred a “termination of employment” from the Employer within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii) promulgated under Section 409A. Notwithstanding the foregoing, if applicable and necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment made to the Executive pursuant to this Agreement on account of the Executive’s separation from service that would otherwise be due hereunder within six months after such separation from service will nonetheless be delayed until the first business day of the seventh month following the Executive’s separation from service. In no event may the Executive, directly or indirectly, designate the calendar year of any payment. All reimbursements provided under this Agreement will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. The Executive further acknowledges that, while this Agreement is intended to comply with Section 409A, any tax liability incurred by the Executive under Section 409A is solely the responsibility of the Executive.

(o) Arbitration. Either party hereto will have the option of referring any claim or dispute to arbitration by written notice to the other party within sixty (60) calendar days (or such longer period of time as may be agreed to by the parties) following the giving of any written notice of the claim or dispute hereunder, or the initiation of litigation by either party against any other party (the “Arbitration Referral Period”). If the matter is referred to arbitration, each party will select an arbitrator and the two so selected will agree on a third arbitrator. The arbitration will be pursuant to the Rules of the American Arbitration Association and will be conducted in Buffalo, New York or such other location in New York as the parties may agree upon. Judgment upon any resulting arbitration award may be entered in any court of competent jurisdiction. As part of such award, the arbitrators will establish their fees and expenses in connection therewith and allocate equally such fees and expenses between the parties, who will promptly pay their equal shares. Any award will be a conclusive determination of the matter and either party may reduce such award to a judgment. If neither party properly refers the matter to arbitration prior to the expiration of the Arbitration Referral Period, then the parties will be free to pursue such remedies as may be available at law or in equity.

IN WITNESS WHEREOF, the parties have executed and delivered this Employment Agreement as of the date first written above.

Employer:	Executive:
METALICO, INC.
By: /s/ Carlos E. Agüero	/s/ Kenneth P. Mueller

Carlos E. Agüero	KENNETH P. MUELLER
President